Exhibit 10.25

JOS. A. BANK CLOTHIERS, INC.
TRANSACTION RETENTION PLAN

1.     Purpose. The Plan has been established by the Company for the purpose of encouraging key associates to remain in the employ of the Company in connection with the transaction between the Company and The Men’s Wearhouse, Inc.
2.    Definitions. For purposes of the Plan:

(a)	“Affiliate” shall mean, with respect to the Company, any company that controls, is controlled by, or is under common control with the Company.

(b)
“Cause” shall have the meaning set forth in any agreement in effect between the Company and a Participant or, if no such agreement is in effect (or the agreement does not contain such concept), shall have the meaning set forth in the Severance Policy, as in effect on the Effective Date.

(c)	“Committee” shall mean the Compensation Committee of the Board of Directors of the Company.

(d)	“Company” shall mean Jos. A. Bank Clothiers, Inc. Following the Merger, the Company will be the Surviving Corporation.

(e)
“Good Reason” shall have the meaning set forth in any agreement in effect between the Company and a Participant or, if no such agreement is in effect (or the agreement does not contain such concept), shall have the meaning set forth in the Severance Policy, as in effect on the Effective Date.

(f)
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of March 11, 2014, by and among the Company, The Men’s Wearhouse, Inc., (“Parent”) and Java Corp., an indirect, wholly-owned subsidiary of Parent.

(g)
“Notice of Participation” shall mean a notice from the Company to a Participant indicating the Participant’s eligibility to participate in the Plan and the Retention Payment which the Participant is eligible to earn hereunder.

(h)	“Offer Closing” shall have the meaning set forth in the Merger Agreement.

(i)	“Participant” shall mean those individuals selected by the Company to participate in the Plan as indicated by a Notice of Participation.

(j)	“Plan” shall mean this Jos. A. Bank Clothiers, Inc. Transaction Retention Plan.

(k)	“Retention Payment” shall mean, with respect to each Participant, the amount set forth on such Participant’s Notice of Participation.

(l)	“Retention Payment Date” shall mean (unless otherwise provided in a Participant’s Notice of Participation) the 90th day following the Offer Closing.

(m)	“Severance Policy” shall mean the Jos. A. Bank Policy Regarding Severance for Key Associates, adopted December 9, 2013.
Any capitalized terms not defined in this Plan will have the meanings set forth in the Merger Agreement.
2.     Effective Date; Termination Date. The effective date of the Plan (the “Effective Date”) is March 11, 2014, the date as of which the Plan was adopted by the Company. The termination date of the Plan shall be that date on which the last of all Participants has received, or is no longer eligible for, his or her Retention Payment.
3.     Administration. The Plan shall be administered by the plan administrator designated by the Committee. The plan administrator shall have the authority (i) to interpret the Plan, (ii) to make all determinations that he or she deems necessary or desirable for the administration of the Plan, including but not limited to the determination of whether a Participant's employment has been terminated for Cause or Good Reason, (iii) and to make such expenditures and retain such advisors as he or she deems necessary to administer and effect the purposes of the Plan. Expenditures of the plan administrator pursuant to the preceding sentence shall be promptly paid by the Company. The determinations of the plan administrator with respect to the Plan shall be binding on all parties. Any change to the plan administrator on or following the Offer Closing shall require the consent of at least fifty percent (50%) of the Participants then in the employ of the Company or one of its Affiliates.
4.     Retention Payment. Except as otherwise provided in a Participant’s Notice of Participation, each Participant shall be paid the Retention Payment on the earlier of (i) the ninetieth (90th) day following the Offer Closing (provided that the Participant remains continuously employed by the Company or its Subsidiaries through the Retention Payment Date) and (ii) the termination of such Participant’s employment on a basis that would entitle such Participant to severance under the Severance Policy or the Participant’s employment agreement, as applicable (i.e., for Cause or Good Reason). In the event closing of the transactions contemplated by the Merger Agreement do not occur, each Participant shall receive his or her Retention Payment ninety (90) days following the termination of the Merger Agreement (provided that the Participant remains continuously employed by the Company or its Subsidiaries through the date of such payment). The maximum amount of Retention Payments payable hereunder shall be $7,000,000.

5.     Withholding; Best Net Benefit; 409A. The Company shall be entitled to withhold from amounts to be paid to any Participant hereunder any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. In the event that any portion of the Retention Payment is subject to the excise tax imposed pursuant to Section 4999 of the Internal Revenue Code of 1986, then the Participant shall remain entitled to the full amount of the Retention Payment, except to the extent that a reduction in the Retention Payment would result in the Participant being in a better net after-tax position if the Retention Payment were reduced to the maximum amount of such payment which could be paid without the Participant being subject to such excise tax, in which case the Retention Payment will equal such reduced amount. Any dispute between the Company and a Participant as to the amount of the Retention Payment as reduced pursuant to this Section 5 shall be resolved by the Plan Administrator. The Plan is not intended to constitute a “nonqualified deferred compensation plan” within the meaning of Section 409A of Internal Revenue Code of 1986 (“Code Section 409A”). The Plan is intended to provide short-term deferrals exempt from Code Section 409A and shall be interpreted and administered in a manner consistent with such intention.
6.     Amendment and Termination. The Plan may not be amended or terminated prior to the payment of all amounts that may become due hereunder without the prior written consent of each Participant then in the employ of the Company or one of its Affiliates.
7.     Assignment or Transfer. Except as otherwise provided herein or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner; no attempted assignment or transfer thereof shall be effective; and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.
8.     No Right of Employment; Legal Fees. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whomsoever, the right to be retained in the service of the Company or its Affiliates, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted. In the event of a dispute between a Participant and the Company (or any successor) regarding entitlements to payment hereunder, such Participant shall be entitled to reimbursement of reasonable legal fees incurred in connection with such dispute in the event such Participant substantially prevails in such dispute.
9.     No Offset. Payments made pursuant to this Plan shall not offset amounts otherwise payable to a Participant in connection with a termination of the Participant’s employment, including any such payments due pursuant to an employment agreement between the Company and a Participant or pursuant to the Severance Policy.
10.    Severability.    If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provision had not been included.
11.    Successors. The Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future, and any successor to the Company.
12.    Funding Status. The Plan shall be unfunded. No Participant shall have a right to, or any interest in, any assets of the Company which may be applied by the Company to the payment of benefits or other rights under the Plan.
13.    Headings. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.
14.    Governing Law. The Plan shall be construed and enforced according to the laws of the State of Delaware, to the extent not preempted by federal law, which shall otherwise control.

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